UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 20, 2026

TURTLE BEACH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

001-35465

(Commission File Number)

Nevada	27-2767540
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

15822 Bernardo Center Drive, Suite 105

San Diego, California 92127

(Address of principal executive offices) (Zip code)

(914) 345-2255

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	TBCH	The Nasdaq Global Market
Preferred Stock Purchase Rights	N/A	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 20, 2026, the Board of Directors (the “Board”) of Turtle Beach Corporation (the “Company”), appointed Lee Haspel and Daniela Kelley as directors of the Company. The Board also appointed Mr. Haspel to be a member of each of the Nominating and Governance Committee and the Audit Committee and Ms. Kelley to be chair of the Audit Committee, in each case effective after the Company’s 2026 Annual Meeting.

Mr. Haspel was a Partner, founding team member, and member of the executive leadership team at Blue Torch Capital, LP, a private credit platform, from 2017 through 2026. Earlier in his career, Mr. Haspel served as a Portfolio Manager at Fifth Street Asset Management and as a Trader at Halcyon Asset Management. He holds a B.S. in Business Administration from Tulane University’s A.B. Freeman School of Business and the Chartered Financial Analyst designation.

Ms. Kelley currently serves as Senior Director of the Americas Commercial Desk at UiPath, Inc., where she leads deal structuring and execution across the Company’s largest market and oversees global commercial policy initiatives. Since joining UiPath in 2019, she has held several senior leadership roles, including Global Head of SOX Compliance (July 2021 – July 2023) and Director of Global Controllership (July 2019 – July 2021), where she led global financial reporting, internal controls, and governance initiatives, including the Company’s SOX program following its initial public offering. Prior to UiPath, Ms. Kelley was a Director in the Banking and Capital Markets practice at PricewaterhouseCoopers, where she led audits and advised global financial institutions on accounting, financial reporting, regulatory, and internal control matters. She has over 20 years of experience in finance, accounting, and governance across the technology and financial services sectors. Ms. Kelley is a Certified Public Accountant and holds a Bachelor of Science degree from Cornell University.

The Board has determined that Mr. Haspel and Ms. Kelley are each independent directors as defined in the listing standards of The Nasdaq Stock Market LLC, and that Ms. Kelley qualifies as an audit committee financial expert under the applicable rules of the Securities and Exchange Commission.

Mr. Haspel and Ms. Kelley will each receive the Company’s standard compensation for non-employee directors as described in the Company’s proxy statement for its 2025 Annual Meeting of Stockholders, which was filed on April 18, 2025. Upon their appointment to the Board, Mr. Haspel and Ms. Kelley became entitled to receive an annual cash retainer in the amount of $50,000 and an additional annual cash retainer of $7,500 for their service on any board committee with an increased cash retainer for service as the chair of any board committee, each pro-rated from the date of their appointment. In addition, pursuant to the Company’s 2023 Stock-Based Incentive Compensation Plan, as amended, the Company granted to both of Mr. Haspel and Ms. Kelley a restricted award of 13,880 shares of common stock of the Company, which is equal to a pro-rated amount of the annual restricted stock awards granted to the Company’s non-employee directors in 2026.

Mr. Haspel’s and Ms. Kelley’s appointments are in furtherance of the commitments that the Company made pursuant to the Cooperation Agreement, dated March 9, 2026, by and among the Company, TDG CP LLC, The Donerail Group Inc., The Donerail Group & Co LLC and the other parties named therein. Other than as described in this Item 5.02, there are no arrangements or understandings between Mr. Haspel and Ms. Kelley and any other person pursuant to which they were selected as directors.

Ms. Kelley is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. Mr. Haspel, however, was a Partner of Blue Torch Capital, LP, and an affiliate of Blue Torch Finance, LLC (“Blue Torch”), prior to his appointment as a director of the Company, and he retains a residual interest in certain Blue Torch funds. The Company has had a longstanding relationship with Blue Torch, including a prior term loan financing through August 1, 2025, and is currently exploring potential financing options with Blue Torch. Mr. Haspel will not be involved in any negotiations regarding potential financings with Blue Torch, and any impact of a potential financing on Mr. Haspel’s residual interests would not be material to him personally.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURTLE BEACH CORPORATION

Date: April 21, 2026	By:	/s/ MARK WEINSWIG
Mark Weinswig Chief Financial Officer